UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 - Other Events

Item 8.01 Other Events

On May 12, 2023, the unconsolidated joint venture that owns Chatham Court and Reflections, a 494-unit multi-family property located in Dallas, TX, and in which we have a 50% interest, completed the previously announced sale of such property. We estimate that our share of the gain from this sale will be approximately $14.6 million and that our share of the related early extinguishment of debt charge will be $167,000. In 2022, this property accounted for $753,000 of equity in earnings from unconsolidated joint ventures.

We anticipate using the approximate $19.4 million of net proceeds (the "Proceeds") from this sale to: (a) fund a portion of the purchase price (the "Proposed Purchase") for the previously announced proposed purchase of a 238-unit multifamily property in Richmond, Virginia (a purchase price of $62.5 million, including the assumption of approximately $32 million of mortgage debt maturing in 2061 and bearing an interest rate of 3.34%) and (b) purchase our common stock pursuant to our previously announced $5 million stock repurchase program.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

May 15, 2023	By: /s/ George Zweier
George Zweier, Vice President
and Chief Financial Officer